Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of CalAmp Corp. and subsidiaries (collectively, the “Company”) of our reports dated April 26, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of the Company for the year ended February 28, 2012.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP
Los Angeles, California
December 20, 2012